Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND PENN VIRGINIA GP HOLDINGS, L.P. ANNOUNCE WILLIAM H. SHEA, JR. AS CHIEF EXECUTIVE OFFICER

A. JAMES DEARLOVE TO REMAIN CHAIRMAN

RADNOR, PA (BusinessWire) March 9, 2010 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) and Penn Virginia GP Holdings, L.P. (NYSE: PVG) today announced that William H. Shea, Jr. has been elected Chief Executive Officer of the general partner of both PVR and PVG, as well as President of the general partner of PVG, effective immediately.  Mr. Shea will remain a director of Penn Virginia Corporation (NYSE: PVA), an independent natural gas and oil company and the owner of the general partner and the largest unit holder of PVG.

A. James Dearlove has resigned these positions to devote more time to his role as Director, President and Chief Executive Officer of PVA.  Mr. Dearlove will remain Chairman of the general partners of both PVR and PVG.

Mr. Shea was previously with the general partner of Buckeye Partners, L.P. (NYSE: BPL), which owns and operates petroleum products pipeline systems and petroleum products terminals, serving as Chairman from May 2004 to July 2007, Chief Executive Officer and President from September 2000 to July 2007 and President and Chief Operating Officer from July 1998 to September 2000.  He was also with the general partner of Buckeye GP Holdings, L.P. (NYSE: BGH), the owner of the general partner of BPL, serving as Chairman from August 2006 to July 2007 and Chief Executive Officer and President from May 2004 to July 2007.  Mr. Shea held various managerial and executive positions during his tenure with Buckeye, which he joined in 1996.  Prior to Buckeye, Mr. Shea worked for Union Pacific Corporation, UGI Development Company and Laidlaw Environmental Services.

Mr. Dearlove said, “We are pleased to have Bill take the day-to-day reins as Chief Executive Officer of the general partner of both PVR and PVG given his similar executive experiences while at Buckeye and that he has become very familiar with our strategy and business developments while serving as a director of PVA since mid-2007.”

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by PVA.  PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.  For more information, please visit PVR’s website at www.pvresource.com.

Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is a publicly traded limited partnership which owns the general partner interest, all of the incentive distribution rights and an approximate 37 percent limited partner interest in PVR.  For more information, please visit PVG’s website at www.pvgpholdings.com.